November 29, 1999


Mr. Vincent W. Goett
Futech Interactive Products, Inc.
Janex International, Inc.
2999 North 44th Street, Suite 225
Phoenix, Arizona 85018


Dear Vince,

It has become my understanding over the past two weeks that the Director and Officer insurance policy for Janex International, Inc. has lapsed or been cancelled. I further understand that the new insurance coverage is being sought.

I am tendering my resignation from the Board of Directors for Janex until this issue is resolved. I would be happy to re-join the Board of Directors at such time that insurance coverage is reinstated.

Thank you,

/s/ Charles M. Foley

Charles M. Foley